EXHIBIT 11

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Post-Effective Amendment No.9 to the Registration Statement (1933 Act File No. 33-30085) of EquiFund-Wright National Fiduciary Equity Funds of our report dated February 3,1995 which are incorporated by reference in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" appearing in the Prospectus which is part of such Registration Statement and of our report for Wright EquiFund - Britain dated January 16, 1995 appearing in the Statement of Additional Information which is also part of such Registration Statement.



DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 10, 1995